EXHIBIT 10.9

Summary of Non-Management Director Compensation for 2005

The following compensation arrangement was adopted by the Board of Directors upon the recommendations of the Compensation Committee on November 5, 2005:

•
Each non-management member of the Board of Directors of the Corporation shall receive a grant of options to purchase 25,000 shares of the common stock of the Corporation for service to the Corporation in 2005, such options to be issued pursuant to the Corporation’s Omnibus Equity Compensation Plan.

•	Each non-management member of the Board of Directors of the Corporation receive the following cash compensation for 2005:

1.	an annual retainer in the amount of $20,000;

2.
a Board of Director meeting fee of (i) $1,500 per meeting if such member of the Board is physically present at such meeting; or (ii) $750 per meeting if such member participates in such meeting by telephone; and

3.
a Committee meeting fee of (i) $1,000 per meeting if such Committee member is physically present at such meeting; or (ii) $500 per meeting if such Committee member participates in such meeting by telephone.

•	The Chairman of the Audit & Finance Committee shall receive additional compensation equal to $6,000, payable on a quarterly basis in cash.

•	The Chairman of the Compensation Committee shall receive additional compensation equal to $4,000, payable on a quarterly basis in cash.

•	The Chairman of the Governance and Nominating Committee shall receive additional compensation equal to $2,000, payable on a quarterly basis in cash.